Exhibit 99.1

PRESS RELEASE

Contacts:

Patrick L. Alexander

President and Chief Executive Officer

Mark A. Herpich

 Chief Financial Officer

(785) 565-2000

FOR IMMEDIATE RELEASE

October 30, 2007

Landmark Bancorp, Inc. Announces Earnings for the Quarter and Nine Months Ended September 30, 2007 and Declares a Cash and 5% Stock Dividend

(Manhattan, KS, October 30, 2007) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported diluted earnings per share for the quarter ended September 30, 2007 of $0.62, identical to the quarter ended September 30, 2006.  Net earnings for the quarter ended September 30, 2007 were $1.4 million, a decrease of $26,000 compared to the quarter ended September 30, 2006.  Diluted earnings per share for the nine months ended September 30, 2007 were $1.72 versus $1.90 for the nine months ended September 30, 2006.  Net earnings for the nine months ended September 30, 2007 were $4.0 million, a decrease of $445,000 compared to the nine months ended September 30, 2006.  Gains on sale of certain assets and losses on sale of investments included in the results for the nine months ended September 30, 2006 accounted for $0.07 of the decline in diluted earnings per share, or $169,000.

The Board of Directors also declared a cash and 5% stock dividend.  The cash dividend of 19 cents per share will be paid on November 19, 2007 to stockholders of record as of November 7, 2007.  The 5% stock dividend will be issued December 17, 2007, to common stockholders of record on December 3, 2007.  “We believe this 5% stock dividend, combined with our history of cash dividends, is an effective tool to help reach our goals for enhanced shareholder return,” said Patrick L. Alexander, President and Chief Executive Officer.  “The additional stock rewards our stockholders for their continued support and reflects our positive outlook for the future.”

                Alexander also commented, “Our financial results for the quarter ended September 30, 2007 remained constant in comparison to 2006.  However our earnings for the nine months ended September 30, 2007 declined from 2006 primarily due to decreases in non-interest income.  The most significant component of the decline resulted from the sale of our previous headquarters at 800 Poyntz during the second quarter of 2006 and the resultant $630,000 gain on the sale.  This gain was partially offset with losses on sale of investments during the second quarter of 2006 as we restructured our investment portfolio.  We are pleased that continued commercial and commercial real estate loan originations led to an increase of $22.9 million of outstanding loan balances in these categories at September 30, 2007 compared to December 31, 2006.  This increase offset a $22.0 million decrease in one-to-four family residential loans over the same period, as we continue our strategy of increasing the proportion of commercial and commercial real estate loans in our portfolio.  The transition of our loan mix, coupled with the restructuring of our investment portfolio in 2006 to include additional tax exempt municipal securities have helped us offset the continued increase in our cost of deposits.  However our net interest margin, on a tax equivalent basis, still declined to 3.52% for the nine months ended September 30, 2007 from 3.58% for the same period in 2006.”

Alexander further commented, “We continue to focus on increasing our volume of loans and deposits while at the same time controlling non-interest expense and increasing non-interest income. The economic environment remains challenging with a relatively flat yield curve, slowing activity in the real estate sector, and stiff competition.  All of these factors combined to result in net interest income declining by $181,000, on a tax equivalent basis, for the first nine months of 2007 as compared to the same period for 2006.  We believe that the recent reduction in the federal funds rate and steepening of the yield curve will alleviate some of our margin compression.  As evidenced by our third quarter results, we are pleased that our efforts to reduce non-interest expense offset the reduction in non-interest income.  We are intensifying our efforts to increase non-interest income to further reduce our reliance upon net interest income.  Despite the overall weakening of the housing market regarding both market-wide sales volume and mortgage defaults, we have been pleased with our level of residential mortgage loan originations.  We are pleased to note that we have not participated in any subprime lending activities”

                Net interest income for the third quarter of 2007 decreased $261,000 to $4.5 million as compared to the third quarter of 2006, a decrease of 5.5%.  This decline in net interest income was due primarily to the increases in our cost of funding outpacing the increases in our yields on interest earning assets, which resulted in our net interest margin, on a tax equivalent basis, declining to 3.47% from 3.66% for the quarters ended September 30, 2007 and 2006, respectively.  Total non-interest income decreased to $1.6 million for the quarter ended September 30, 2007 from $1.7 million for the quarter ended September 30, 2006, a decrease of $108,000.  Contributing to this decline was a decrease in gains on sale of loans of $46,000.  Total non-interest expense for the quarter ended September 30, 2007 decreased $152,000, or 3.5%, compared to the quarter ended September 30, 2006.  The largest contributors to this reduction in non-interest expense were $51,000 in professional fees, $34,000 in occupancy and equipment and $30,000 in the amortization of intangibles.  The effective tax rate of 20.4% for the third quarter of 2007 was lower than the 27.3% for the same period of 2006, primarily because of our increase in non-taxable income related to tax exempt municipal investments.  We also recognized $50,000 of previously unrecognized tax benefits during the third quarter of 2007, which favorably impacted our effective tax rate.

                Net interest income for the nine months ended September 30, 2007 decreased $488,000 to $13.4 million as compared to the nine months ended September 30, 2006, a decrease of 3.5%.  This decline in net interest income was due primarily to the increase in our cost of funding outpacing the increase in our yield on interest earning assets, which resulted in our net interest margin, on a tax equivalent basis, declining to 3.52% from 3.58% for the nine months ended September 30, 2007 and 2006, respectively.  Total non-interest income decreased to $4.4 million for the nine months ended September 30, 2007 from $5.3 million for the nine months ended September 30, 2006, a decrease of $897,000.  This decrease in 2007 primarily included certain items recognized during the first nine months of 2006.  During the first nine months of 2006, we recognized $717,000 in gains on the sale of certain assets, primarily the 800 Poyntz facility.  These gains were partially offset by $444,000 in losses on sale of investments as we restructured our investment portfolio by selling lower yielding, shorter-term investments and purchasing higher yielding, longer-term investments during the second quarter of 2006.  Furthering this decline was a decrease in gains on sale of loans of $193,000, or 20.7%, and a $66,000 decline in deposit related income. Additionally, we recognized a $144,000 gain on sale of investments during the first quarter of 2006.  Total non-interest expense for the nine months ended September 30, 2007 decreased $291,000, or 2.3%, compared to the nine months ended September 30, 2006.  The effective tax rate of 22.0% for the nine months ended September 30, 2007 was lower than the 29.0% for the same period in 2006, primarily because of our increase in non-taxable income related to bank owned life insurance and tax exempt municipal investments.  We also recognized $50,000 of previously unrecognized tax benefits during the third quarter of 2007, which favorably impacted our effective tax rate.

                Landmark Bancorp’s total assets increased to $602.3 million at September 30, 2007, compared to $590.6 million at December 31, 2006.  Net loans receivable were $383.7 million at September 30, 2007, compared to $380.7 million at December 31, 2006.  At September 30, 2007, the allowance for loan losses was $4.1 million, or 1.1% of gross loans outstanding, compared to $4.0 million, or 1.1% of gross loans outstanding at December 31, 2006.  As of September 30, 2007, $4.8 million in loans were on non-accrual status, or 1.3% of total loans, compared to a balance of $3.6 million in loans on non-accrual status, or 0.9% of total loans, as of December 31, 2006.  Net loan charge-offs for the nine months ended September 30, 2007 were $107,000 compared to $111,000 for the comparable period of 2006.  Residential home loans comprised 53.9% of the $4.8 million non-accrual loan balance at September 30, 2007.  In the event of foreclosure, the Company has historically incurred minimal losses on these residential home loans based upon collateral values.

                Landmark Bancorp, Inc. is the holding company for Landmark National Bank.  Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence, Louisburg, Osage City, Osawatomie, Paola, Topeka (2) and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

                A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation involving the Company; and (x) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	At September 30,	At December 31,
	2007	2006
ASSETS

Cash and cash equivalents	$14,034,830	$14,751,914
Investment securities available for sale	155,110,013	145,884,168
Loans receivable, net (1)	383,736,335	380,688,055
Premises and equipment, net	14,330,835	13,767,075
Goodwill	13,009,167	13,009,167
Other intangible assets, net	3,351,441	4,030,709
Bank owned life insurance	11,496,047	11,144,796
Other assets	7,275,222	7,292,352

TOTAL ASSETS	$602,343,890	$590,568,236

LIABILITIES

Deposits	$450,182,495	$444,485,370
Other borrowings	92,643,445	90,416,064
Other liabilities	8,312,425	6,430,787

Total liabilities	551,138,365	541,332,221

Stockholders’ equity	51,205,525	49,236,015

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$602,343,890	$590,568,236

(1)  Loans receivable are presented net of undisbursed loan funds, unearned fees and discounts and the allowance for loan losses.  The allowance for loan losses was $4,117,924 and $4,029,710 at September 30, 2007 and December 31, 2006, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Nine months ended September 30,		Three months ended September 30,
	2007	2006	2007	2006
Interest income:
Loans	$21,635,250	$20,805,168	$7,286,877	$7,293,653
Investment securities	5,247,768	4,388,145	1,787,825	1,517,481
Other	35,498	127,731	11,203	26,337
Total interest income	26,918,516	25,321,044	9,085,905	8,837,471

Interest expense:
Deposits	10,117,740	7,891,865	3,505,464	2,848,151
Borrowed funds	3,374,209	3,514,525	1,119,529	1,266,940
Total interest expense	13,491,949	11,406,390	4,624,993	4,115,091

Net interest income	13,426,567	13,914,654	4,460,912	4,722,380
Provision for loan losses	195,000	155,000	70,000	80,000
Net interest income after provision for loan losses	13,231,567	13,759,654	4,390,912	4,642,380

Non-interest income:
Fees and service charges	2,958,910	3,259,392	1,047,395	1,124,057
Gains on sale of loans	740,069	933,418	300,661	347,054
Losses on sale of investments, net	—	(300,256)	—	—
Gains (losses) on sale of other assets	—	716,815	—	(11,638)
Bank owned life insurance income	347,435	272,343	117,468	114,689
Other	372,262	434,231	109,925	108,915
Total non-interest income	4,418,676	5,315,943	1,575,449	1,683,077

Non-interest expense:
Compensation and benefits	6,196,685	6,388,817	2,120,127	2,140,241
Occupancy and equipment	2,046,852	2,101,545	671,494	705,523
Amortization of intangibles	698,356	782,904	228,259	258,732
Data processing	590,082	532,685	184,472	183,695
Professional fees	333,443	342,806	81,124	132,080
Advertising	321,992	327,802	106,629	109,065
Other	2,289,216	2,291,019	769,349	784,234
Total non-interest expense	12,476,626	12,767,578	4,161,454	4,313,570

Earnings before income taxes	5,173,617	6,308,019	1,804,907	2,011,887

Income tax expense	1,137,828	1,827,368	367,341	548,240

Net earnings	$4,035,789	$4,480,651	$1,437,566	$1,463,647

Net earnings per share (2)
Basic	$1.74	$1.92	$0.62	$0.63
Diluted	1.72	1.90	0.62	0.62

Book value per share (2)	$22.22	$20.72	$22.22	$20.72

Shares outstanding at end of period	2,304,641	2,340,721	2,304,641	2,340,721

Weighted average common shares outstanding - basic	2,324,016	2,339,214	2,310,736	2,340,544
Weighted average common shares outstanding - diluted	2,342,950	2,352,466	2,328,200	2,350,274

(2)  Net earnings per share and book value per share at or for the periods ended September 30, 2006 have been adjusted to give effect to the 5% stock dividend paid during December 2006.

	Nine months ended September 30,		Three months ended September 30,
OTHER DATA (unaudited):	2007	2006	2007	2006

Return on average assets (3)	0.90%	1.00%	0.95%	0.98%
Return on average equity (3)	10.85%	13.22%	11.53%	12.60%
Equity to total assets	8.50%	7.98%	8.50%	7.98%
Net interest margin (3) (4)	3.52%	3.58%	3.47%	3.66%

(3)  Information for the nine and three months ended is annualized.

(4)  Net interest margin is presented on a full taxable equivalent basis, using a 34% federal tax rate.